Exhibit 10.5

UNITED RENTALS, INC.

LONG-TERM INCENTIVE PLAN
(as amended and restated, effective December 16, 2008)

ARTICLE I

PURPOSE

          The purpose of the Long-Term Incentive Plan (the “Plan”) is to advance the interests of United Rentals, Inc. (the “Company”) and its stockholders by (i) helping the Company to attract and retain outstanding management, (ii) encouraging management’s efforts on behalf of the Company by giving Participants a direct interest in the performance of the Company and (iii) appropriately rewarding Participants’ contributions to the success of the Company.

          The Company intends that compensation payable under the Plan will constitute “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, and expects that all compensation paid under the Plan will be fully deductible. The Plan shall be administered and construed in a manner consistent with such intent.

          Subject to approval by the Company’s stockholders, the Plan shall be effective as of the Effective Date.

ARTICLE II

DEFINITIONS

          2.1   Award Certificate: A written instrument evidencing the award of Units to a Participant.

          2.2   Base Year EPS as Adjusted: For each Unit awarded, EPS as Adjusted for the Year immediately preceding the Year during which the Unit is awarded.

          2.3   Beneficiary: The person or persons designated by a Participant, in accordance with Section 9.1, to receive any amount payable under the Plan upon the Participant’s death.

          2.4   Board: The Board of Directors of the Company.

          2.5   Code: The Internal Revenue Code of 1986, as amended; references to particular provisions of the Code shall include any amendments thereto or successor provisions and any rules and regulations promulgated thereunder.

          2.6   Committee: The compensation committee of the Board (or any special committee of the board with responsibilities relating to executive compensation), which shall be comprised of two or more individuals all of whom qualify as “outside directors” within the meaning of Section 162(m) of the Code and as “independent directors” under the Corporate Governance Rules of the New York Stock Exchange.

          2.7   Common Stock: Common stock, par value $0.01 per share, of the Company.

          2.8   Company: United Rentals, Inc., a Delaware corporation, or any successor thereto, and each Subsidiary.

          2.9   Cumulative Unit Value: For any Unit as of any Valuation Date, the amount determined in accordance with Section 7.2.

          2.10   Disability: Disability, as defined in a Participant’s employment agreement with the Company, if any, or, absent an agreement, the Participant’s inability to perform his or her material duties due to illness, physical or mental disability or other incapacity, as evidenced by a written statement of a physician licensed to practice in any state in the United States mutually agreed upon by the Company and the Participant, which disability or other incapacity continues for a period in excess of 180 days in any 12-month period.

          2.11   Earnings as Adjusted: (a) For any Year, the consolidated net income of the Company prepared in accordance with generally accepted accounting principles applied on a consistent basis, as reported in the Company’s audited consolidated financial statements for that Year, adjusted on an after-tax basis to exclude (i) non-cash goodwill writeoffs, (ii) extraordinary gains and losses, (iii) charges related to debt refinancings (including any writeoff of previously capitalized financing costs, call premiums or tender premiums, writeoff of debt discounts, and other fees and expenses), (iv) any item of nonrecurring gain or loss (as determined by the Committee in good faith) in excess of $2,000,000 (whether or not included in operating income for purposes of generally accepted accounting principles and including gains and losses from the divestiture of businesses or assets other than equipment sales in the normal course of business), (v) any charges for the vesting of restricted stock granted to executive officers in 2001 as described in the Company’s Proxy Statements, and (vi) any gain or loss from the repurchase or repayment of outstanding debt or the Company’s 6.5% convertible quarterly income preferred securities (i.e., QUIPS); and (b) for 2003, Earnings as Adjusted will also exclude charges attributable to (y) the buyout of operating leases in the fourth quarter and (z) the after-tax write-off of $6.6 million of notes receivable in the fourth quarter. In addition to the authority conferred on the Committee under Section 3.4, if a change in control, change in accounting principles or other fundamental change should make Base Year EPS as Adjusted not comparable to any subsequent Year’s EPS as Adjusted, the Committee shall make such adjustments to the definition of Earnings as Adjusted and/or EPS as Adjusted as shall be equitable and appropriate to restore comparability.

          2.12   Effective Date: The effective date of the Plan, which is January 1, 2004.

          2.13   EPS as Adjusted: For any Year, Earnings as Adjusted divided by the number of shares of Common Stock taken into account in determining the Company’s fully diluted earnings per share for that Year, as reported in the Company’s audited consolidated financial statements for that Year. EPS as Adjusted shall be rounded to the nearest cent. For 2003, the EPS as Adjusted has been determined to be $0.75.

          2.14   Maximum Cumulative Unit Value: For all Units awarded as of the beginning of any Year, the amount determined by the Committee for those Units when they are awarded.

          2.15   Measuring Price: For each Unit awarded, the closing price of a share of Common Stock as reported on the New York Stock Exchange on the last day of the Year preceding the Year in which the Unit is awarded.

          2.16   Participant: A key employee of the Company designated by the Committee to participate in the Plan.

          2.17   Plan: United Rentals, Inc. Long-Term Incentive Plan, as herein set forth and as it may be amended from time to time.

          2.18   Subsidiary: Any corporation that is a direct or indirect subsidiary of the Company, the earnings of which are consolidated with the earnings of the Company for financial reporting purposes.

          2.19   Term of the Plan: The period commencing on the Effective Date and ending on the Valuation Date coincident with expiration of the term of the final award of Units (but in no event later than December 31, 2017), in accordance with Section 5.1.

          2.20   Termination for Good Reason: Termination of a Participant’s employment with the Company for “Good Reason,” as defined in the Participant’s employment agreement with the Company, if any. Except as otherwise provided by the Committee, a Participant shall not be entitled to payment of an award under Article VIII as the result of a Termination for Good Reason unless such Participant is a party to an employment agreement with the Company that contains a “Good Reason,” constructive discharge or similar termination provision, and his or her employment has terminated pursuant to such provision.

          2.21   Termination Without Cause: Termination of a Participant’s employment by the Company without “Cause,” as defined in the Participant’s employment agreement with the Company, if any, or, absent an agreement defining “Cause,” termination of the Participant’s employment by the Company for any reason other than (i) material failure to perform his or her duties with the Company (other than such failure resulting from Disability ), (ii) engagement in conduct materially and demonstrably injurious to the Company that is not cured within 30 days after notice, (iii) violation of non-competition or non-solicitation prohibitions or of confidentiality requirements imposed on the Participant under common law or under the terms of any agreement with the Company or (iv) fraud, embezzlement or conviction of any crime, other than a traffic offense not involving a felony.

          2.22   Unit: A unit of participation in the Plan awarded to a Participant in accordance with Article V.

          2.23   Valuation Date: The last day of any Year.

          2.24   Year: The calendar year, which is the fiscal year of the Company.

ARTICLE III

ADMINISTRATION

          3.1   The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum. Committee decisions and determinations shall be made by a majority of its members present in person or by telephone at a meeting at which a quorum is present. To the maximum extent permitted by law, the actions of the Committee with respect to the Plan shall be final and binding on all affected Participants. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings, written records of any determination required by Code Section 162(m), shall make such rules and regulations for the conduct of its business and make such other written determinations as it shall deem advisable.

          3.2   The Committee shall have full authority, subject to the provisions of the Plan (i) to select Participants and determine the extent and terms of their participation; (ii) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan, (iii) to construe and interpret the Plan, the rules and regulations adopted thereunder and any notice or Award Certificate given to a Participant; and (iv) to make all other determinations that it deems necessary or advisable in the administration of the Plan.

          3.3   The Committee may employ attorneys, consultants, accountants or other persons as it deems necessary for the proper administration of the Plan and may rely on the advice, opinions or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination or interpretation taken or made in good faith by the Committee with respect to the Plan or any award hereunder, and all members of the Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

          3.4   In the event of (i) any stock split, stock dividend, extraordinary cash dividend, reclassification, recapitalization, reorganization, merger, consolidation, combination, exchange or other change that affects the character or amount of outstanding Common Stock, Earnings as Adjusted or EPS as Adjusted, (ii) any change in applicable laws or any change in circumstances that results in, or would result in, any substantial dilution or enlargement of the rights granted to, or available for, Participants or (iii) any other similar corporate event that the Committee determines in good faith warrants equitable adjustment due to interference with the intended operation of the Plan, the Committee shall make such adjustments in the number and value of Units (whether authorized or outstanding), the Measuring Price, Earnings as Adjusted or EPS as Adjusted or all of the above, as shall, in the sole judgment of the Committee, be equitable and appropriate in order to make the value and potential value of such Units, as nearly as may be practicable, equivalent to the value and potential value of Units outstanding immediately prior to such change.

          3.5   The Committee shall be precluded from increasing compensation payable under the Plan to a Participant, including acceleration of payment and increase of any amount payable, unless specifically provided for by the Plan.

ARTICLE IV

PARTICIPATION

          4.1   Only those key employees of the Company, who, in the Committee’s judgment, will have a significant impact on the success of the business shall be eligible to participate in the Plan. The Committee, in its sole discretion, shall select the Participants. The Committee shall make this determination separately for each Year in which Units are to be awarded.

          4.2   In selecting Participants and in determining the number of Units to be awarded to each Participant for any Year, the Committee shall take into account such factors as the individual’s position, experience, knowledge, responsibilities, advancement potential, past and anticipated contributions to Company performance and alternative opportunities.

ARTICLE V

AWARD OF UNITS

          5.1   Subject to adjustment as provided in Section 3.4, a maximum of 1,600,000 Units may be awarded under the Plan. A Participant who has been awarded Units may be awarded additional Units in any subsequent Year, and new Participants may be awarded Units, both in the discretion of the Committee; provided, however, that no Units shall be awarded after 2013.

          5.2   Each Participant who has been awarded Units in any Year shall receive an Award Certificate, as provided in Article X, evidencing an award of Units.

          5.3   Subject to adjustment as provided in Section 3.4, the maximum number of Units awarded to any one individual shall not exceed 500,000 during the Term of the Plan.

ARTICLE VI

TERM AND VESTING OF UNITS

          6.1   Each Unit shall have a term of years from the date of award, as determined by the Committee in its sole discretion, but not to exceed five years, subject to earlier termination as provided in Article XI. Notwithstanding the foregoing, Units awarded as of the Effective Date shall have a term of three years and shall expire on December 31, 2006, subject to earlier expiration as aforesaid. Units awarded during 2004 shall be deemed to be awarded as of the Effective Date, and Units awarded during any subsequent Year shall be deemed to be awarded as of the first day of such Year.

          6.2   Each Unit shall vest on the Valuation Date coincident with the expiration of its term, provided that the Participant is still employed by the Company on such Valuation Date. Notwithstanding the foregoing, a Unit shall vest, if earlier than such Valuation Date, upon (i) Termination Without Cause, Termination for Good Reason (as applicable) or by reason of a Participant’s death or Disability, (ii) termination of the Plan by the Board or (iii) consummation or effectiveness of a corporate event or change in circumstances set forth in Section 3.4, subject to a determination by the Committee in its sole judgment that, as a consequence of such corporate event or change in circumstances, it is unable to equitably adjust the number of Units, Measuring Price, Earnings as Adjusted or EPS as Adjusted on the basis provided in Section 3.4. All of a Participant’s Units that are unvested upon his or her termination of employment other than as provided in clause (i) of the preceding sentence shall be immediately forfeited, and all rights with respect thereto shall be immediately cancelled.

ARTICLE VII

DETERMINATION OF VALUE OF A UNIT

          7.1   The value of each Unit when issued shall be zero. On each Valuation Date following the issuance of a Unit, the value of the Unit shall increase or decrease, as the case may be, in accordance with the provisions set forth below.

          a.   If the EPS as Adjusted for a Year is greater than Base Year EPS as Adjusted, then on the last day of such Year the Unit will increase in value by an amount equal to (i) the Measuring Price with respect to such Unit multiplied by (ii) 80 percent of the percentage by which EPS as Adjusted for the Year exceeds Base Year EPS as Adjusted. Notwithstanding the foregoing, if the EPS as Adjusted for a Year is less than 105 percent of the EPS as Adjusted for the immediately preceding Year, the amount of the increase will be zero.

          b.   If the EPS as Adjusted for a Year is less than Base Year EPS as Adjusted, then on the last day of such Year the Unit will decrease in value by an amount equal to (i) the Measuring Price with respect to such Unit multiplied by (ii) 80 percent of the percentage by which EPS as Adjusted for the Year is less than Base Year EPS as Adjusted (it being specified for the sake of clarity that the value of a Unit may be negative for purposes of calculating the cumulative value of a Unit, provided that upon vesting the value of a Unit will never be less than zero).

          7.2   All increases and decreases in Unit value in accordance with Section 7.1 shall cumulate (provided that the value may not exceed the Maximum Cumulative Unit Value). The cumulative amount so determined as of any Valuation Date is referred to as the Cumulative Unit Value of such Unit as of such Valuation Date.

ARTICLE VIII

PAYMENT OF UNITS

          8.1   Unless a timely election to defer has been made by a Participant in accordance with applicable tax rules and uniform terms and conditions established by the Committee, a Unit that has vested in accordance with Section 6.2 above shall thereupon be settled without further action on the part of the Participant.

          8.2   Each Participant shall receive the Cumulative Unit Value of his or her vested Units determined as of the applicable Valuation Date. The applicable Valuation Date shall be determined as follows:

a. If the vesting occurs on a Valuation Date, then the applicable Valuation Date is the Valuation Date coincident with the date of vesting.

b. If the vesting occurs prior to July 1 in any Year, then the applicable Valuation Date is the Valuation Date immediately preceding the date of vesting.

          c.   If the vesting occurs after July 1 in any Year, then the applicable Valuation Date is the Valuation Date that occurs on the last day of such Year; provided, however, that if vesting occurs pursuant to clause (iii) of the second sentence of Section 6.2, then the applicable Valuation Date is the Valuation Date immediately preceding the date of vesting.

          8.3   Payment of any vested Units in cash or distribution of Common Stock due under the Plan shall be made on or during the later of (i) the 15-day period following the applicable Valuation Date with respect to the earliest of (w) the expiration of the term of the Unit, (x) the Participant’s termination of employment, (y) the consummation or effectiveness of a corporate event or change in circumstances set forth in Section 3.4 that also is a change in control within the meaning of section 409A of the code and (z) the termination of the Plan, to the extent payment is permitted under section 409A of the Code; and (ii) the date elected by the Participant to receive payment and distribution of vested Units pursuant to a deferral election described in Section 8.1; provided, however, that, before payment may be made, the Committee shall certify in writing that all applicable performance criteria under the Plan have been met. Notwithstanding the foregoing, the Company shall in no event be required to make any payment with respect to any Units until 15 days following the date on which the Company’s earnings are announced or released for the Year during which the applicable Valuation Date for determining the amount of the payment occurs, provided that payment must be made by March 15 of the year following the year in which the applicable Valuation Date for determining the amount of the payment occurs. Not less than 50 percent of any amount due in connection with the payment of any award shall be paid in cash, and the balance shall be paid in cash or shares of Common Stock or both, as determined by the Committee in its discretion. For purposes of the foregoing, the value of the Common Stock shall be deemed to equal the closing price of the Common Stock on the New York Stock Exchange as of the trading day immediately preceding the date of payment. Upon payment, such Unit shall be cancelled and no person shall have any further rights with respect to it.

          8.4   Notwithstanding anything herein to the contrary, to the extent necessary to avoid the imposition of tax under section 409A, no distribution shall be made to a Participant who is a “specified employee” within the meaning of section 409(a)(2)(B)(i) until six months after the Participant’s termination of employment.

ARTICLE IX

LIMITS ON TRANSFERABILITY OF UNITS

          9.1   Each Participant shall file with the Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive any amount or any shares of Common Stock payable under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her Beneficiary designation without the consent of any previously designated Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If at the date of a Participant’s death, there is no designation of a Beneficiary in effect for the Participant, or if no Beneficiary survives to receive any amount payable under the Plan by reason of the Participant’s death, the Participant’s estate shall be treated as the Beneficiary for purposes of the Plan.

          9.2   Except as provided in Section 9.1, a Participant may not transfer, assign, alienate or hypothecate any benefits under the Plan.

ARTICLE X

AWARD CERTIFICATE

          Promptly following the making of an award of Units, the Company shall deliver to the recipient an Award Certificate, specifying the terms and conditions of the Unit. This writing shall be in such form and contain such provisions not inconsistent with the Plan as the Committee shall prescribe.

ARTICLE XI

TERMINATION OF UNITS

          11.1   An outstanding Unit awarded to a Participant shall be canceled and all rights with respect thereto shall expire upon the earlier to occur of (i) its settlement as provided in Section 8.1 and (ii) termination of the Participant’s employment with the Company prior to the vesting of such Unit unless such termination accelerates vesting as provided in clause (i) of the second sentence of Section 6.2 above.

          11.2   Nothing contained in Section 11.1 shall be deemed to extend the term of any Unit beyond the end of the Term of the Plan.

ARTICLE XII

TERMINATION AND AMENDMENT OF THE PLAN

          12.1   The Company reserves the right, by action of the Board, to terminate the Plan at any time, subject to the restriction imposed by Section 12.3 below.

          12.2   Subject to any restrictions under Section 162(m) of the Code, the Committee may amend the Plan at any time, provided that no amendment that would require the consent of the Company’s stockholders pursuant to the Code or the Securities Exchange Act of 1934, as amended, or any other applicable law, rule or regulation, shall be effective without such consent.

          12.3   No termination or amendment shall adversely affect the rights of any Participant with respect to outstanding Units held by the Participant without his or her written consent.

ARTICLE XIII

GENERAL PROVISIONS

          13.1   Nothing in the Plan shall confer upon any employee a right to continue in the employment of the Company or affect any right of the Company to terminate a Participant’s employment, in connection with a Termination Without Cause or otherwise.

          13.2   The Plan is not a contract between the Company and any Participant or other employee, and receipt of an award of Units in one Year shall not guarantee receipt of an award of Units in any subsequent Year.

          13.3   A Participant may not alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any amounts or Common Stock to be received hereunder prior to actual receipt thereof; and any attempt to alienate, assign, pledge, sell, transfer or assign prior to such receipt, or any levy, attachment, execution or similar process upon any such amounts or Common Stock shall be null and void.

          13.4   The Plan shall be unfunded, and no provision shall be made at any time to segregate assets of the Company for payment of any amounts hereunder. No Participant, Beneficiary or other person shall have any interest in any particular assets of the Company by reason of the right to receive incentive compensation under the Plan. Participants and Beneficiaries shall have only the rights of a general unsecured creditor of the Company.

          13.5   The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

          13.6   If any provision of the Plan, or any specific action of the Committee, would cause an award of Units not to constitute “qualified performance-based compensation” under Section 162(m) of the Code in respect of such Participant, that provision shall be severed from and deemed not to be a part of the Plan, but the other provisions of the Plan shall remain in full force and effect.

          13.7   The Company shall deduct from any payment or distribution (including distributions of Common Stock) it makes under the Plan to a Participant or Beneficiary any taxes or other amounts required by law to be withheld.

          13.8   To the extent that the Plan provides for any deferral of compensation, it is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

          13.9   Nothing in the Plan shall prevent the Board or the Committee from adopting other or additional compensation arrangements, subject to stockholder approval as may be necessary, and such arrangements may be either generally applicable or applicable only in specific cases.

          13.10   Participants shall not be required to make any payment or provide any consideration for awards of Units other than the rendering of services.

          13.11   All notices or other communications required or given hereunder shall be in writing, delivered personally or by overnight courier, (i) if to the Company, at Five Greenwich Office Park, Greenwich, Connecticut 06830, Attention: Vice President, Legal Affairs, and (ii) if to the Participant, at his or her last known address appearing on the books and records of the Company.